Exhibit 99.1

FOR RELEASE: IMMEDIATE
GATX CORPORATION ANNOUNCES NEW RAILCAR ORDER
     CHICAGO, December 10 - GATX Corporation (NYSE:GMT) today announced that it has signed a railcar purchase agreement to acquire 2,000 newly-manufactured tank cars from Trinity Industries, Inc. (NYSE:TRN) over a two-year period beginning in early 2008, with an option for an additional 1,000 tank cars thereafter.
     GATX expects the Trinity order, together with other existing orders, to provide significant opportunity to enhance market share, meet customer demand and replace retired equipment with high quality tank cars, manufactured and configured according to strict GATX specifications.
     “We are pleased to continue our long-standing relationship with Trinity”, said James F. Earl, executive vice president and chief operating officer. “Trinity offers a full range of railcars and excels at manufacturing multiple car types simultaneously, providing GATX with the flexibility to choose tank car configurations based on then-current market conditions. This order will enable us to acquire railcars at favorable new car pricing and provides improved ability to meet the needs of key GATX customers.”
     GATX is one of the largest railcar and locomotive leasing companies in the world and one of the largest tank car and specialized railcar leasing companies in North America. GATX’s North American owned railcar fleet totaled approximately 111,000 cars on September 30, 2007.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(12/10/07)